EXHIBIT 4.2

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE TRANSFERRED TO, OR REGISTERED OR EXCHANGED FOR SECURITIES REGISTERED IN THE NAME OF, ANY PERSON OTHER THAN THE DEPOSITARY OR A NOMINEE THEREOF, AND NO SUCH TRANSFER MAY BE REGISTERED, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY SECURITY AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR, OR IN LIEU OF, THIS SECURITY WILL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

ORANGE
1.625% Notes due 2019

CUSIP No. 685218 AC3

ISIN No. US685218AC36

No. R-[ ]	$[ ]

Orange, a société anonyme duly organized and existing under the laws of France (formerly France Telecom, hereinafter called the "Company," which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of [        ] dollars ($[    ]) on November 3, 2019, and to pay interest thereon from November 3, 2016 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, on May 3 and November 3 in each year, commencing on May 3, 2017, at the rate of 1.625% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which will be April 18 or October 19 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof will be given to Holders of Securities of this series not less than 10 calendar days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office of the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts provided, however, that at the option of the Company payment of interest may be made by check mailed to the Depository or its nominee, which will distribute payments to beneficial holders in accordance with customary procedures.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS SET FORTH ON THE REVERSE HEREOF. SUCH PROVISIONS WILL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH IN THIS PLACE.

This Security will not be valid or become obligatory for any purpose until the certificate of authentication herein has been signed manually by the Trustee under the Indenture referred to on the reverse side hereof.

IN WITNESS WHEREOF, this instrument has been duly executed in accordance with the Indenture.

ORANGE

By:

Name:

Title:

Dated:  November 3, 2016

Trustee's Certificate of Authentication

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: November 3, 2016	The Bank of New York Mellon, as Trustee By: Authorized Signatory

Reverse of Security

This Security is one of a duly authorized issue of securities of the Company (herein called the "Securities") and is to be issued outside of France in one or more series under an Indenture, dated as of November 3, 2016 (the "Indenture"), between the Company and The Bank of New York Mellon, as Trustee (herein called the "Trustee," which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties, and immunities thereunder of the Company, the Trustee, and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Indenture. This Security is one of the series designated on the face hereof.

The Securities of this series are subject to redemption upon not less than 30 or more than 60 calendar days' notice by mail:

           (i)        If the Securities are redeemed at the Company's option, the redemption price shall be equal to the greater of (a) 100% of the principal amount of the Securities to be redeemed, and (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon (excluding interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Rate plus 0.125% for the Securities to be redeemed. The Company will also pay the Holder accrued interest on the principal amount of the Securities that are redeemed up to, but not including, the date of redemption. "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or, if such equivalent is not available, the interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. "Comparable Treasury Issue" means the United States Treasury security or securities selected by an Independent Investment Bank as having an actual or interpolated maturity comparable to the remaining term of the Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Securities. "Comparable Treasury Price" means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and the lowest such Reference Treasury Dealer Quotations for such redemption date, or (2) if the Independent Investment Bank obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations. "Independent Investment Bank" means one of the Reference Treasury Dealers appointed by the Company. "Reference Treasury Dealer" means each of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, a primary U.S. government securities dealer selected by MUFG Securities Americas Inc. or their respective affiliates or assigns which are primary U.S. government securities dealers, and their respective successors, and one other leading primary U.S. government securities dealers in The City of New York (each, a "Primary Treasury Dealer") designated by the Company. If any of the foregoing shall cease to be a Primary Treasury Dealer, the Company will substitute another Primary Treasury Dealer. "Reference Treasury Dealer Quotation" means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined in writing by the Independent Investment Bank and delivered to the Trustee and the Company, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing or by email to the Independent Investment Bank and the Company by such Reference Treasury Dealer at 3:30 p.m. local time in The City of New York, on the third business day preceding such redemption date.

           (ii)       In addition, this Security is redeemable by the Company as permitted under Section 3.02 ("Optional Tax Redemption") of the Indenture.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness evidenced by this Security or (b) certain covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security will be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security will not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request and shall have failed to institute such proceeding for 60 calendar days after receipt of such notice, request, and offer of indemnity. The foregoing will apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture will alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place, and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registerable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee, and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes (subject to Section 2.10 of the Indenture), whether or not this Security shall be overdue, and neither the Company, the Trustee, nor any such agent will be affected by notice to the contrary.

The Indenture provides that the Company, at the Company's option, (a) will be discharged from any and all obligations in respect of the Securities (except for certain obligations to register the transfer or exchange of Securities, replace stolen, lost or mutilated Securities, maintain paying agencies and hold moneys for payment in trust and certain other obligations in respect of the Trustee, the Paying Agent, Authenticating Agent and Securities Registrar) or (b) need not comply with certain covenants of the Indenture, in each case if the Company deposits, in trust, with the Trustee money or U.S. Government Obligations which, through the payment of interest thereon and principal thereof in accordance with their terms, will provide money, in an amount sufficient to pay all the principal of, and premium, if any, and interest on, the Securities on the dates such payments are due in accordance with the terms of such Securities, and certain other conditions are satisfied.

All terms used in this Security that are defined in the Indenture will have the respective meanings assigned to them in the Indenture.

This Security shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

           The following increases or decreases in this Global Security have been made

Date of Exchange	Amount of decrease in principal amount of this Global Security	Amount of increase in principal amount of this Global Security	Principal amount of this Global Security following such increase or decrease	Signature of authorized signatory of Trustee or custodian